IN THE SUPREME COURT OF BRITISH COLUMBIA

Citation:	Ernst v. Destiny Software Productions Inc.,
2012 BCSC 542
Date: 20120416
Docket: S095783
Registry: Vancouver

Between:
Dean James Ernst
Plaintiff
And
Destiny Software Productions Inc. and
Destiny Media Technologies Inc.
Defendants

Before: The Honourable Madam Justice Adair

Reasons for Judgment

Counsel for the Plaintiff:	Jonas A. McKay

Counsel for the Defendants:	Scott A. McCann

Place and Date of Trial:	Vancouver, B.C.
September 6 – 9, and
November 17, 2011

Place and Date of Judgment:	Vancouver, B.C.
April 16, 2012

Ernst v. Destiny Software Productions Inc.	Page 2

Introduction

[1] The plaintiff, Dean Ernst, was hired by the defendants (“Destiny”) in March 2007. Destiny had developed software, known as the “MPE” system, which permitted the secure digital distribution and delivery of recorded music over the Internet. Destiny earned income by charging fees to recording companies (such as Universal Music Group and Warner Music Group) for use of the MPE system. Mr. Ernst was hired to market that system to major recording companies and labels. His title was vice-president, operations, and, at a starting base salary of $125,000, Mr. Ernst was Destiny’s highest paid executive.

[2] On November 28, 2008, Mr. Ernst’s employment was terminated without notice. Destiny says it had just cause to terminate Mr. Ernst. It asserts that Mr. Ernst repudiated his employment contract by deciding, unilaterally, to relocate his place of work from Alberta to Mexico, with negligible notice and despite Destiny’s insistence that he not do so, and by abusing his entitlement to sick leave.

[3] Mr. Ernst claims that he was wrongfully dismissed. He says that, pursuant to his written employment contract, he was entitled to work from home, wherever that might be, and he did not require permission to move from Alberta to Mexico. Moreover, he asserts that Destiny condoned any misconduct on his part, and cannot rely on it as cause to dismiss him. He denies any abuse of his entitlement to sick leave.

[4] Mr. Ernst says that, under his employment contract, he is entitled to twelve months’ severance if Destiny terminated his employment without just cause, and that Destiny breached the employment contract by failing to pay this severance. Moreover, Mr. Ernst says that he is also entitled to payment of a bonus and a retroactive raise in connection with Destiny’s signing of Warner Music Group to a distribution services agreement in the fall of 2008. Further, Mr. Ernst says that he is entitled to 385,833 stock options, and should be given a reasonable time after pronouncement of judgment to exercise those options.

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[5] In addition to seeking dismissal of Mr. Ernst’s claim, Destiny counterclaims for damages against Mr. Ernst for what it describes as a “negative vacation pay balance” and for Mr. Ernst’s alleged failure to return certain equipment following his termination. Other claims pleaded in the counterclaim (for example, claims for damages based on breach of a non-competition agreement, breach of confidence and misuse of confidential information) were not pursued at trial.

[6] The issues I must determine are:

(a)	did Destiny have cause to terminate Mr. Ernst’s employment, and, if so, did it nevertheless condone misconduct on Mr. Ernst’s part?

(b)	if Mr. Ernst was wrongfully terminated, what severance should he receive, and does he have any current entitlement to stock options?

(c)	is Destiny entitled to damages for a “negative vacation pay balance” or in respect of equipment not returned by Mr. Ernst?

Review of the Evidence

[7] Although there are two named defendants, their separate legal identity was treated as a non-issue in the case. I therefore refer to the defendants, collectively, as “Destiny.”

[8] I heard evidence from three witnesses: Mr. Ernst, Mr. Steve Vestergaard and Mr. Fred Vandenberg. Mr. Vestergaard founded Destiny and took the company public in 1999 based on the MPE system. He is Destiny’s president and CEO, and he was Mr. Ernst’s boss. Mr. Vandenberg is a chartered accountant and worked for 17 years in public accounting. He was and is Destiny’s chief financial officer.

[9] Mr. Ernst is now in his early 40s. When he was hired by Destiny, he had a long and (by all accounts) successful work history in the Canadian music industry. It began when Mr. Ernst worked as a disc jockey in his late teens. Mr. Ernst testified that, along the way, he formed a company, Westrax Music Promotions, that provided disc jockey services for Calgary and Edmonton. According to Mr. Ernst, Westrax

Ernst v. Destiny Software Productions Inc.	Page 4

had 26 employees and two full-time managers. While with Westrax, Mr. Ernst began developing relationships with major record labels, including Polygram, MCA, Warner, EMI and Virgin. Mr. Ernst also created and ran “Promo Only Canada,” which produced and sold CD (and later DVD) compilations of music licensed from the record labels. His work with Promo Only Canada provided him with opportunities to develop relationships with executives from the major record companies and labels. Under the “Promo Only” name, Mr. Ernst also did some producing for U.S. labels, again working with senior executives at the record labels. These connections proved very valuable when he was hired by Destiny, and were among the reasons Destiny hired him.

[10] In late 2002, while running Promo Only, Mr. Ernst and a colleague, Jeff Beck, started using the Internet and software in connection with the remix productions. The process of transferring music to CD and then shipping the CD involved relatively high costs and was slow. Record companies were demanding something much faster. Mr. Ernst then started to investigate ways to make the process cheaper and faster, and recognized the possibilities for a business. At the time, according to Mr. Ernst, there was also considerable concern in the industry about Napster. When researching what tools were available to send music securely over the Internet, Mr. Ernst came across Destiny and the MPE system.

[11] Sometime in the fall of 2002, Mr. Ernst met Mr. Vestergaard. Promo Only delivered music from the record labels to radio; Destiny (through its MPE software) could provide security for digital delivery of music content over the Internet. Mr. Ernst had concluded that the future of his business lay in digital music delivery over the Internet, rather than using CDs or DVDs, and he was interested in getting a licence of Destiny’s MPE software for Promo Only.

[12] According to Mr. Ernst, in 2003, he was asked to attend a meeting in Santa Monica with senior people from Universal Music Group (a major recording company) (“UMG”), and to make a presentation concerning digital music delivery. Because this was a high-level meeting, Mr. Ernst asked Mr. Vestergaard to attend with him.

Ernst v. Destiny Software Productions Inc.	Page 5

The meeting and presentation went well, and, according to Mr. Ernst, resulted in a three-way agreement among Promo Only Canada, Promo Only USA and Destiny to provide digital music delivery services to UMG. The delivery system was named “Promo Only MPE.”

[13] By the fall of 2006, the contract with UMG was up for renewal. According to Mr. Ernst, there was considerable friction between Promo Only USA and Destiny. Mr. Ernst testified that in December 2006, he received a call from Mr. Vestergaard, during which Mr. Vestergaard told him that UMG was going to sign with Destiny directly. As a result, the original agreement (involving Promo Only Canada and Promo Only USA) was not renewed. However, Mr. Vestergaard indicated that Destiny was interested in hiring Mr. Ernst. As Mr. Vestergaard explained at trial, Mr. Ernst was the “face” of the MPE system as far as the record companies and labels were concerned. In order for Destiny’s business to be successful, Destiny needed to convince the record labels to pay for the use of the MPE system. Mr. Ernst, because of his connections, was in a position to help Destiny achieve that end.

[14] In January 2007, Mr. Ernst and Mr. Vestergaard negotiated the terms of an employment contact. They exchanged a number of e-mail communications with comments and positions on terms, including Mr. Ernst’s salary, and they also exchanged drafts of a proposed agreement.

[15] At the time, Destiny was a relatively small company, with its head office in Vancouver. Mr. Ernst was living in Chestermere, Alberta (near Calgary), and had his work-base there, although his work involved frequent travel. In the course of their communications, Mr. Ernst and Mr. Vestergaard discussed where Mr. Ernst would be working.

[16] For example, in an e-mail early in the negotiations Mr. Ernst wrote:

Would I be working from home and if so, would my expenses be covered for Internet, Cell, Business Telephone Line etc? . .. . If moving to Vancouver is required, would you cover the moving expenses?

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[17] Mr. Vestergaard wrote back on January 2, 2007, prior to preparing a formal offer letter:

Would you be willing to eventually come to Vancouver? Would Jeff [Beck]? It would make more sense long term rather than doubling up office space.

[18] Mr. Ernst wrote back the same day, and said (in part):

We might be willing to move to Vancouver, I can’t speak about Jeff but I think he would be open to it. I don’t see either of us working in an office here. Most likely both of us from our homes.

[19] Mr. Ernst had requested four weeks’ vacation, and Mr. Vestergaard wrote in a January 4 e-mail:

This is reasonable, but my main concern is that if you take this role, you may find it hard to get away at certain times. I have accrued several months of vacation as I’ve only been able to take a few days off since going public. What’s the longest you’d want to go away in a row? It wouldn’t work if you suddenly took a month in a row off. This will be more of an issue when we are first getting going.

[20] Mr. Ernst responded:

With the four weeks vacation, I think the longest would be maybe 2 weeks at one time but more likely a week here and there.

[21] Mr. Vestergaard testified that it was important that Mr. Ernst be in Vancouver, since he was Destiny’s highest paid executive. He recalled that Mr. Ernst told him he could move to Vancouver, but that it would take time. Mr. Vestergaard recalled telling Mr. Ernst that he could start work while in Alberta, on a temporary basis, but Destiny would have the right to demand that he move to Vancouver. On the other hand, Mr. Ernst testified that he understood he would be working from home, wherever “home” was.

[22] The documents and testimony concerning the pre-contract negotiations and communications all came into evidence without objection.

Ernst v. Destiny Software Productions Inc.	Page 7

[23] The final version of Mr. Ernst’s employment contract (the “Employment Contract”) is dated March 7, 2007 and signed by both Mr. Vestergaard (on behalf of Destiny) and Mr. Ernst. It provides as follows (bold in original; underlining added):

On behalf of the team here at Destiny, I am very happy to extend an offer letter for employment at Destiny Media Technologies (“Destiny”) with a starting date of no later than March 21, 2007. As you know, Destiny intends to set up a new subsidiary (“Preview”) to market the Promo Only MPE product. It is anticipated that you will be employed directly by Preview and will report to the board of directors of Preview. In the interim, you will report to me at Destiny.

Position

Your title will be Vice President of Operations. It is anticipated that you will be responsible for running the day to day operations of Preview. Responsibilities include hiring and managing the operational staff of [P]review, managing the revenue, expenses, cash flow and working within the constraints of the budget to be set by Preview’s board and sales and marketing of the Preview system.

Detailed responsibilities and budgets will be determined by Preview’s new board.

Annual Salary:

$125,000 CAN annually – You will get an annual salary increase of no less than the cost of living index in your respective province of residence.

. . .

Stock Options

You will receive a total of 450,000 stock options as follows:

  On signing, you will receive 150,000 fully vested options in Destiny stock with a strike price of $0.50 per share.
  On signing you will receive another 150,000 stock options with a strike price of $0.50 per share that will vest (in 50,000 share increments each), upon signing a standard revenue-producing contract (as defined herein) with each of the 3 other major label [sic] (Sony BMG, EMI, Warner). Any options to be earned under this subsection must be issued within 18 months from the date of this agreement or will be voided.
  You will also receive, 12 months from the beginning date of your employment and assuming you are still an employee, another 150,000 options, issued at the market price at the time of issuance that will vest equally over the 3 years following the date of issuance.

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Bonus Structure

Upon each non-UMG major label (Sony BMG, Warner, EMI) reaching $400,000 in revenue for Preview, you will receive a one-time bonus of $25,000 per label for a total one time bonus opportunity $75,000.

In addition, your annual compensation will be increased by $10,000 per signed non-UMG major label contract, as defined herein. In addition, as further incentive you will be paid this salary increase retroactively, for up to one-year from the date of this agreement once a standard revenue-producing contract [expected to produce at least $400,000 per year in revenue] with each label is signed.

Future Bonuses

Preview’s compensation committee annually at the end of every fiscal year will review your salary and bonus structure. A bonus structure will be designed which shall allow you to make a bonus of up to 30% of your salary based on achieving agreed upon business objectives for the Company. Your first year minimum guaranteed bonus (payable in March 2008) would be $20,000 (any other 1st year bonuses will be offset against this).

See attached Schedule ‘A’ for further clarification on the bonus structure.

Annual Vacation – 4 weeks Expenses

It is anticipated that you will initially work out of your own home. Destiny will pay reasonable expenses as required, including purchasing a new computer and providing an internet connection. Your cell phone monthly bill will also be covered. You will be reimbursed for “out of pocket” expenses either pre-approved or approved by the line item in the budget.

In the event that it is required for you and your family to relocate to Vancouver, we will reimburse you against reasonable, pre-approved moving expenses up to $15,000. In the event that these expenses are higher, the Company will work with you in good faith to find a reasonable solution.

. . .

Term

The term of the contract is for 2 years from its effective date. Both parties agree to negotiate in good faith 60 days prior to the end of the term of this agreement. This contract will terminate immediately if you resign, you are terminated for cause or both parties agree upon a new contract.

Upon review and acceptance, you agree to abide by all reasonable company policies in place for employees during the term of your employment. This specifically relates to ownership of technology, confidentiality, human resource policies and hiring and firing policies of either Destiny or Preview, as the case might be at the time.

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Severance

In the event your contract is terminated without cause by Destiny or Preview, you will receive 12 months of your salary as severance. This would include any raises added to the original base salary in this agreement. Your severance would be paid in 12 monthly installments. If new employment is obtained during this period, the monthly installments will cease immediately.

. . .

This document is a legally binding document for both parties. Each party agrees to abide by the terms herein and to work in good faith with each other in the event of an outstanding issue or dispute.

Dean, thank you for your consideration of Destiny’s employment offer. We look forward to having you work with us.

[24] At trial, Mr. Ernst confirmed that, throughout the negotiations and when the Employment Contract was signed, he was not considering moving to Mexico.

[25] As things turned out, the proposed subsidiary Preview was never incorporated. Until he was dismissed, Mr. Ernst remained an employee of Destiny, reporting to Mr. Vestergaard.

[26] After Mr. Ernst was hired, the “Promo Only MPE” digital delivery system needed a new name. It became “Play MPE,” and was rebranded and updated, including a new website.

[27] Mr. Ernst had a team of people working for and with him. Essentially, these were the same people (including Mr. Beck) Mr. Ernst had been working with during his days with Promo Only, and before he was hired by Destiny. When Destiny hired Mr. Ernst, they hired the team too. None of them worked out of Destiny’s office in Vancouver.

[28] As vice-president of operations, and as the person primarily responsible for marketing Play MPE, Mr. Ernst performed a wide variety of functions, in addition to managing his team. For example, he was involved in training users on the system and providing customer support; he worked with developers on product features; he created content for the website and for advertising, and created video commercials using some high profile recording artists; he travelled to conferences and trade

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shows for the purpose of marketing the system. In late 2007, he was successful in signing EMI, a major record label.

[29] Mr. Vestergaard and Mr. Vandenberg had criticisms of Mr. Ernst’s performance, and they exchanged views about it between themselves. However, they rarely expressed their criticisms and concerns to Mr. Ernst directly. There is no evidence that, at any point, either Mr. Vestergaard or Mr. Vandenberg communicated to Mr. Ernst that his job was in jeopardy because of problems or deficiencies in his performance.

[30] Mr. Ernst testified that he was working more than a 9 to 5 day. Depending on where record executives were located, days could begin earlier and end later. His work involved travel, since often record label representatives and other users or potential users of Play MPE were located outside of Canada. On occasion, Mr. Ernst worked on Canadian statutory holidays, since it was business as usual for those in the U.S. However, in my view, as an executive in a small public company, whose job it was to develop business for that company by marketing the company’s main product and service, Mr. Ernst could not reasonably have expected that he was being hired to work at a 9 to 5 job.

[31] In June 2007, Mr. Ernst sent an e-mail to Mr. Vestergaard, asking about Destiny’s policy and procedure for sick days and doctor’s appointments. He wanted to know whether sick days were counted against vacation, and whether a request needed to be put in for time off for doctor’s appointments.

[32] Mr. Vestergaard replied by e-mail, saying:

We use the “reasonable” test. For the people that report to you, you decide what reasonable is. We don’t have sick days, but if a person is really sick, we don’t dock them and we try to accommodate.

If it seems like someone is abusing it (too much to drink the night before, slept in, personal business that could be scheduled on a weekend), then we dock it as a holiday. Again, for your employees, it would be your decision.

Ernst v. Destiny Software Productions Inc.	Page 11

[33] At trial, Mr. Vestergaard confirmed that (consistent with what he communicated to Mr. Ernst in their e-mail exchange) Destiny’s policy concerning sick leave was that, so long as the employee was legitimately sick, the employee would be paid for days off. He testified that Mr. Ernst, during his time with Destiny, took more sick days than everyone else combined.

[34] In early July 2007, Mr. Vestergaard sent an e-mail communication to Destiny employees, including Mr. Ernst, in connection with Destiny’s move to new office space in Vancouver. Mr. Vestergaard wrote:

We are getting a new office for Destiny in September and with the new space, can see advantages for having staff relocate here and be able to work with one another face to face.

I’m e-mailing Canadian staff to get a sense of who is open to moving to Vancouver. Can you email me privately to let me know what your thoughts are?

Obviously, we would cover moving expenses.

[35] Mr. Ernst sent an e-mail back, as follows:

Steve – While I see value in all of us working under one roof, my initial thoughts are the following:

1 – housing costs in Vancouver – still very high and I don’t think I would get dollar to dollar value

2 – Financially it would be tough since we have some of our money tied up right now and affording a new house could be an issue.

3 – I like working from home and find myself more efficient. Also the commute is great :)

4 – My wife is not truly keen on the thought since she likes our community and has established a great network.

5 – My mother as you are aware is not doing great health wise. The next 6 months will tell a lot and I would rather not be away from here in the event that something happens to her.

That is my feedback as of today. I am opening [sic] to discussing things further of course and I am not saying no, just some things to think about. Thanks.

[36] It is important to remember that the Employment Contract contained specific terms concerning Mr. Ernst moving to Vancouver, while Mr. Vestergaard’s e-mail

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was sent to employees generally. The fact of Mr. Vestergaard’s general inquiry did not affect Destiny’s right, under the Employment Contract, to require Mr. Ernst to move.

[37] Mr. Ernst testified that he did not think he was required to move to Vancouver. He had been performing all of his work from his home and he was never told that there was a requirement to move.

[38] In late August, Mr. Ernst sent an e-mail to Mr. Vestergaard on the topic of Vancouver:

Steve

I wanted to run something by you.

I have been speaking to Tracy, my wife, about the idea of going to Vancouver to check out the city and see the new offices of Destiny. I am not saying we are going to move there but the only way for her to truly make an educated decision on the matter, would be to come to Vancouver and see the city. She nor I have really spent any time there before.

Since I have not taken any holidays this summer, would you be open to paying for our flights to Vancouver and us checking out the new offices maybe just before the long weekend? I would take care of the hotel but it would be my family coming with me so 3 airfares would be required.

Let me know if this would be an option.

Thanks.

[39] Before responding to Mr. Ernst, Mr. Vestergaard exchanged e-mail with Mr. Vandenberg about how Mr. Vestergaard should respond. Mr. Vandenberg said:

I would be disinclined to acquiesce to his request. But let me think about it. . initial comments are we’re not trying to “whoo” him. He has an enormous upside with this company and its about time he start taking ownership of this. an after thought is that this would be a taxable benefit if he didn’t move here. arguably one anyway.

[40] In the end, Destiny did not pay for Mr. Ernst’s family to come to Vancouver, and neither Mr. Ernst nor his family came. Mr. Ernst continued to work from Chestermere.

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[41] In late September 2007, Mr. Vandenberg sent an e-mail to Mr. Vestergaard, reporting on a discussion he had had with Mr. Ernst. In an “Addendum,” Mr. Vandenberg wrote about his and Mr. Ernst’s discussion concerning moving to Vancouver:

. . . he [Mr. Ernst] would only move if he was financially able to, and that with his mother being sick he would NOT move unless it was financially viable (he mentioned 3 or 4 times in a short conversation that he wouldn’t move unless there was some financial incentive). It came across that even though his mother was sick he would still move if there was the proper financial incentive. Perhaps it was not intended but he made the point of mentioning “financial” several times.

. . .

It’s worth repeating my earlier comments. I think it would be in Destiny’s best interests to dilute the influence of the individual.

. . .

[42] Mr. Vandenberg explained that by “dilute the influence of the individual” he was talking about Mr. Ernst. He said that, for example, Mr. Ernst would keep contact information to himself and not share it, and this was an issue for Destiny.

[43] Beginning on December 18, 2007, Mr. Ernst took vacation, a total of seventeen days (not counting statutory holidays). Up to that point, and since he started work in March, he had taken eight vacation days (including two days to attend his uncle’s funeral). As Mr. Ernst’s boss, Mr. Vestergaard had to approve Mr. Ernst’s vacation time. Mr. Vestergaard testified that vacation was supposed to be approved three weeks in advance, and, since Destiny was a small company, there was an informal policy that employees not take more than a week at a time.

[44] Although he was not happy about Mr. Ernst taking this time off in December and January, Mr. Vestergaard approved the vacation.

[45] In December, Mr. Ernst and his family went to Cabo San Lucas, Mexico, to take possession of a house he and his wife had purchased in April 2006, the construction of which was now complete. Mr. Ernst explained that the property had originally been purchased with the idea that he and his wife would eventually retire

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there. He did not mention his house in Mexico to either Mr. Vestergaard or Mr. Vandenberg. Mr. Ernst returned to work on January 15, 2008.

[46] At trial, Mr. Ernst explained that he had had a run of bad luck in 2007. His uncle and a brother (who lived in Vancouver) both died. His mother went in for knee surgery. But, according to Mr. Ernst, she “died” twice during the surgery, and her recovery was slow and difficult. Mr. Ernst testified that his wife was diagnosed with post-partum depression, and spent time in hospital on suicide watch. His father was diagnosed with Alzheimer’s. He told Mr. Vestergaard about these personal matters, and Mr. Ernst relied on them to explain and justify his requests for time off. For example, when Mr. Vestergaard objected to Mr. Ernst taking extended vacation time in December and January, Mr. Ernst told Mr. Vestergaard that it was for the sake of his wife’s sanity.

[47] I find that this illustrates a pattern in Mr. Ernst’s dealings with Mr. Vestergaard. When there is an advantage to Mr. Ernst (such as securing sympathy so that he can get vacation), he communicates personal information about himself and other members of his family (such as his wife). If disclosing information would likely result in Mr. Ernst not getting what he wanted, or potentially place his job at risk, he does not disclose it.

[48] On February 7, 2008, Mr. Ernst and Mr. Vestergaard exchanged e-mail concerning a request by Mr. Ernst to have eight days of vacation approved. Mr. Ernst’s request was sent to Lillian Sun, Destiny’s controller, rather than to Mr. Vestergaard. Mr. Vestergaard testified that he thought Mr. Ernst was trying to go around him to get vacation approved, because he had given Mr. Ernst a hard time in the past. I find that this is what Mr. Ernst was doing.

[49] The February exchange began with an e-mail from Mr. Vestergaard to Mr. Ernst, which said: “Lillian says you are looking for another vacation? How come?”

[50] Mr. Ernst responded:

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In march my vacation renews with the second year of my contract and I have to go down and see my father who lives 2 hours outside of Las Vegas. He is 82 and is starting to have health issues. I need to help and make sure that all his affairs are in order and I believe it is quite a mess. I will be driving down with my family since it is the cheapest to do this.

[51] Mr. Vestergaard forwarded Mr. Ernst’s explanation for the request to Mr. Vandenberg, who, in an e-mail to Mr. Vestergaard, expressed the opinion that Destiny was being taken advantage of by Mr. Ernst.

[52] Nevertheless, Mr. Vestergaard responded to Mr. Ernst:

OK, I understand.

We missed you when you were gone for so long over Christmas, then were sick for a few days.

. . .

[53] Mr. Ernst wrote back:

Thank you. It has been a tough year – my mother, Tracy [his wife], my brother passing away and now my father.

He is OK but we are seeing a decline and thought it was best to get things in order since he is so far away from us.

I will have limited email but mostly my cell. I will try and stay in contact as best as possible.

[54] Mr. Vestergaard testified that, for compassionate reasons, he was prepared to permit Mr. Ernst to take the requested vacation days. He informed Ms. Sun that he had approved Mr. Ernst’s vacation from March 25, 2008 to April 3, 2008, a total of eight days. His message to Ms. Sun said: “I have approved Dean’s vacation. His father and mother are divorced and he’s visiting his sick dad in Vegas.”

[55] In fact, Mr. Ernst took an extra vacation day (March 24), and he did not take his family with him to visit his father. On cross-examination, Mr. Ernst admitted that he drove down (without his family) to Utah to see his father, but then continued on to Mexico. He left his car there, and flew back to Calgary. Mr. Ernst explained that when he exchanged e-mail with Mr. Vestergaard, he set out the plan. But then the

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plan changed. He denied that he had misled Mr. Vestergaard about the reason for his vacation time, and asserted that his vacation time was private.

[56] Mr. Ernst’s dealings with Mr. Vestergaard in relation to this vacation, and his failure to inform his boss when (according to Mr. Ernst) the plans changed, again illustrate an unfortunate but consistent pattern. In circumstances where his boss asked directly for an explanation, and an explanation was required for Mr. Ernst to get what he wanted, Mr. Ernst was less than truthful. He told a story that would achieve his goal: approval of vacation days. Mr. Ernst must have known that his vacation was approved based on the reason he gave to Mr. Vestergaard (that it was to visit his elderly father, who had been diagnosed with Alzheimer’s), and that it would not have been approved (or the approval would have been revoked) had he informed his boss he was going to Mexico. Nevertheless, he did not inform Mr. Vestergaard that his original reason had changed. In my view, Mr. Ernst’s justification – that vacations were “private and personal” – demonstrate a fundamental misunderstanding of his obligations to his employer in circumstances where he required approval from his boss for specific vacation time.

[57] Mr. Ernst was an executive with Destiny. Since he was not working out of Destiny’s head office, he was therefore not under Mr. Vestergaard’s direct oversight. Mr. Ernst was responsible for an important aspect of Destiny’s business, and the “face” of Play MPE. He was therefore in a position where maintaining the trust and confidence of his boss were important. However, he was less than candid with Mr. Vestergaard.

[58] Mr. Vestergaard testified that he never would have approved vacation time for Mr. Ernst if he had known Mr. Ernst was going to Mexico. His evidence on that point is supported by the e-mails exchanged in February 2008, and an e-mail message to Mr. Ernst sent in early July 2008 (which I refer to below) in which Mr. Vestergaard reiterates that the reason he approved Mr. Ernst’s vacation was so that Mr. Ernst could visit his father.

[59] Mr. Ernst returned from vacation on April 4, 2008.

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[60] On Saturday, May 17, 2008, Mr. Ernst and his family went to Cabo. It was the May long weekend. There were direct flights between Calgary and Cabo. Mr. Ernst did not tell Mr. Vestergaard or Mr. Vandenberg about the trip. On Tuesday, May 20, 2008, Mr. Ernst sent an e-mail to Mr. Vestergaard with the subject line “Sick today.” The e-mail read:

Hey Steve.

I think my cold/flu finally caught up to me over the weekend. I am flat out today. At this rate tomorrow will not be good either. It hit me hard yesterday.

I will check my emails on and off today but I am definitely in bed today.

Hope you understand.

[61] In fact, Mr. Ernst was still in Cabo.

[62] On May 21, while still in Cabo, Mr. Ernst sent another e-mail to Mr. Vestergaard, which read:

Now the whole family is sick to [sic] – very bad flu. Not sure if I will be around tomorrow. I will let you know. Sorry.

[63] On cross-examination, Mr. Ernst testified that he was sick and then his wife got sick. He was unable to recall whether the children fell sick. He said that he thought he cancelled their original return flights, but he was unable to recall if he paid a cancellation fee. Mr. Ernst acknowledged being asked by Destiny’s solicitors (in a letter dated March 31, 2010) to produce copies of credit card records showing dates that he purchased flights and documents pertaining to trips to Mexico, but explained that he did not produce any records or documents because he did not have any to produce. Mr. Ernst said that he believed he went to see a doctor in Cabo, but also had no documents in relation to that visit. He testified that the family returned to Calgary on May 21, and he denied that they remained in Mexico until May 25. He also denied that he had no intention of returning to Calgary on the holiday Monday.

[64] In the same March 31 letter, Destiny’s solicitors had also made a specific request for production by Mr. Ernst of a copy of all pages of all valid passports

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owned by him covering the period January 2007 to August 2008. In May 2010, Mr. Ernst renewed his Canadian passport, and turned in the old passport. He never provided copies of the pages, as requested.

[65] Thus, Mr. Ernst produced no documents relating to the trip to Cabo in May 2008, despite Destiny’s specific requests.

[66] I think it improbable that Mr. Ernst would be unable to produce any documents relating to his and his family’s trip to Mexico in May 2008. Moreover, rather than simply having the pages from his passport copied and produced, he put the passport out of reach by surrendering it, and he did so knowing that a request had been made for copies. I think the only reasonable explanation for the failure to produce these documents is that the contents of the passport and other documents would not have supported Mr. Ernst’s oral evidence, and most probably would have disclosed that he remained in Mexico when he asserted he was back in Chestermere. I do not find Mr. Ernst’s evidence at trial concerning his illness and whereabouts to be credible.

[67] Mr. Ernst acknowledged that he was paid for the days that he said he was sick.

[68] Mr. Vestergaard testified that Mr. Ernst most likely would have been terminated if he had called in sick when he was not.

[69] According to Mr. Ernst, there was turmoil again in his personal life around the end of June or the beginning of July 2008, and this turmoil affected where Mr. Ernst and his family were going to live. Mr. Ernst testified that in 2008, his mother's recovery from her surgery was very slow and there were other complications. Her husband (Mr. Ernst’s step-father) was her caregiver. Mr. Ernst said that his mother and stepfather approached Mr. Ernst and his wife about moving in with them to help. The idea was that Mr. Ernst and his wife would buy his mother's house, and that everyone would live there. According to Mr. Ernst, he and his wife put their house in Chestermere up for sale in June 2008. It sold very quickly, with possession at the

Ernst v. Destiny Software Productions Inc.	Page 19

end of August. Unfortunately, according to Mr. Ernst, there was then some kind of altercation between his wife and his step-father that involved yelling, screaming and his step-father threatening to punch his wife. As a result, he and his wife decided they could not go through with the plan to buy his mother’s house and live there.

The implication of Mr. Ernst’s evidence is that he and his wife and children were facing the prospect, in the near term, of being homeless.

[70] According to Mr. Ernst, he and his wife then started talking about where they would live, and had the idea about moving to the house in Cabo. Mr. Ernst did not disclose any of this to anyone at Destiny.

[71] On July 3, 2008, Mr. Vandenberg, Mr. Ernst and Mr. Vestergaard again exchanged e-mail about Mr. Ernst’s vacation time, how it was calculated and earned. I conclude this exchange was likely triggered by a request Mr. Ernst made to take three vacation days beginning July 31, 2008. Mr. Ernst used those vacation days to go to Cabo. Mr. Vandenberg’s message to Mr. Ernst said, in part:

The full 20 days [of vacation] per annum are not fully earned until the end of the year so your 20 days that you are calculating are not earned for another 10 months.

[72] Mr. Ernst, on the other hand, said: “The 20 days are per my agreement and start and end each 12 month period as per my contract.”

[73] Mr. Vestergaard’s message to Mr. Ernst (on which Mr. Vandenberg was copied) said:

You earn 20 days per year worked or 1.6 days per month worked. It’s the same with any employment contract.

We let you go into your 2008 entitlement to see your Dad, but you had actually run out of vacation at that point.

[74] Mr. Ernst flew to Cabo on July 31, 2008 and spent the next few days there. The trip was in connection with the planned move. Mr. Ernst explained that, before telling anyone at Destiny about moving his household to Mexico, he wanted to investigate whether he could work from there. He got the internet and telephone

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hooked up. He phoned his family back in Chestermere to confirm what phone number was displayed, and that it was a 403-area code. Mr. Ernst testified that based on his investigations, he had satisfied himself that there were no obstacles to working for Destiny from Mexico.

[75] During his evidence-in-chief, Mr. Ernst testified that, when he and his wife had the idea of moving to Mexico, he consulted Cam McIntosh, an accountant, for advice about income tax and other matters affecting Canadians living outside the country, essentially as part of investigating whether such a move was workable and feasible. The implication of Mr. Ernst’s evidence was that he talked to Mr. McIntosh before the trip to Cabo on the August long weekend, and while he and his wife were still mulling things over. When pressed on cross-examination, Mr. Ernst became less sure. However, I think he probably consulted Mr. McIntosh before informing Mr. Vestergaard he and his family were moving, because (based on the explanation of the move that Mr. Ernst provided to Mr. Vestergaard in a lengthy e-mail, which I discuss below) I conclude the move was planned, and was not a response to a sudden and unexpected turn of events.

[76] On August 8, 2008, Mr. Ernst and Mr. Vestergaard spoke by phone. Mr. Ernst told Mr. Vestergaard that he was moving to Mexico. As far as Mr. Ernst was concerned, he did not need anyone’s permission to make that move, and he did not seek permission. According to Mr. Ernst, he told Mr. Vestergaard that he had every intention of continuing to perform his work for Destiny and that there would be no difference in how he would operate. Mr. Ernst testified that Mr. Vestergaard never told him that he had to be in Vancouver or would be fired for cause. Mr. Ernst denied that Mr. Vestergaard told him Mr. Vestergaard did not want him to move. He was unable to recall whether he said that he had not told Mr. Vestergaard earlier about the move because he was afraid he might be fired.

[77] Mr. Vestergaard also testified concerning the telephone call with Mr. Ernst. He recalled that Mr. Ernst seemed very nervous, and told him that he was moving to Mexico. Mr. Vestergaard testified that he told Mr. Ernst this was absolutely not

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acceptable. He recalled Mr. Ernst telling him that he was not asking for permission but telling Mr. Vestergaard what was happening, that Mr. Ernst’s wife was already in Mexico and their furniture was being moved there. He recalled that Mr. Ernst said he thought Mr. Vestergaard might fire him. Mr. Vestergaard recalled that the call was pretty short, and he thought that Mr. Ernst was quitting.

[78] Mr. Vestergaard recalled that he was very angry, and also felt betrayed and embarrassed by Mr. Ernst. He questioned whether Mr. Ernst had been truthful about his situation a year earlier, when communicating with Mr. Vestergaard about coming to Vancouver to investigate the city. Mr. Vestergaard explained that since Mr. Ernst was the face of Play MPE program, and because Destiny was trying to close on an important contract with Warner (which Mr. Ernst was working on), Mr. Ernst’s news could not have come at a worse time. Mr. Vestergaard testified that if he had just fired Mr. Ernst on the spot, it would have bankrupted Destiny, and he was thinking about whether he could find a role for Mr. Ernst.

[79] On August 13, 2008, Mr. Vestergaard and Mr. Ernst exchanged e-mail about current work and about Mexico. Mr. Vestergaard was about to leave town for a week, which Mr. Ernst knew. In a message sent to Mr. Ernst at 2:21 p.m., Mr. Vestergaard said (underlining added):

I leave in twenty minutes.

I’ll be sending you my initial thoughts on Mexico. I’m writing them down right now.

I’m still digesting it, but will need to break the news to our directors next week when I get back and I’d like you to put in writing how you see it working, including mechanics with current phone numbers, taxes, managing staff, etc. One of the reasons I haven’t told them yet is because I’m embarrassed that I found out only a few weeks before it was happening.

[80] Mr. Vestergaard then sent Mr. Ernst a lengthy e-mail at 2:49 p.m. The Subject line is “Mexico Thoughts, Proposal.” The message, reflecting Mr. Vestergaard’s feelings and perception of events, reads in part:

I’m on my way out until Wed., but I want to give you my thoughts on your move before I leave.

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My first request is that you not tell anyone you are leaving until I get back. I’m concerned with how this will impact our customers, partners and shareholders. The perception will be extremely negative that the head of MPE is leaving the country and we’re going to have trouble with Yangaroo’s [a competitor] spin about risks to labels with MPE being headed out of a third world country.

. . .

The feeling here is one of shock and betrayal. Not just that you are leaving, but that you didn’t involve us to minimize the impact on the company.

. . .

Again, it’s not that you are moving, but the way you did it. You have done it in a way that tells me you don’t care that much about your job and are willing to lose it. Am I wrong in thinking this way?

. . .

From your point of view, you believe you can do the same work from Mexico as you do here, but that is based on what you do now in Calgary. The remote office has been a problem for us and we’ve expected you to move here within this contract period. We’ve tried to be accommodating with your family issues and that’s why we haven’t pushed it.

. . .

We’ve been as accommodating as possible because we always thought this would change and that you were distracted with the stresses in your life, but we’ve been waiting for things to get better. My expectation is this change will make things worse.

[81] Mr. Vestergaard then set out issues he perceived with Mexico. These included: the market perception; the prospect that Destiny would have to set up a Mexican holding company to pay Mr. Ernst and spend money to understand Mexican withholding taxes; and Destiny’s ability to get Canadian tax credits against Mr. Ernst’s compensation. Mr. Vestergaard then continued (underlining added):

Proposal

You are a key person as a member of our executive team. I haven’t told our directors yet, because frankly I am a bit embarrassed that I was left in the dark until a few weeks before the move. What you did is effectively a constructive resignation (change of role).

I have a great loyalty to you and want to work with you, but I need a proposal I can take to our directors . . . that I can show them is in the company’s best interest.

We will have a need for a person in Mexico as we expand into Latin America, but I think your role and compensation would have to change. I could be wrong, but I can’t see how you could manage our global MPE staff which we

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would expect to grow with profits and spearhead growth into new verticals from such a remote location.

Can you please sent me a written proposal that I can take back to our directors . . . next week which addresses how you see yourself dealing with the issues associated with living in another country and any changes to your role, responsibility or compensation?

[82] On August 15, 2008, and before responding to Mr. Vestergaard’s message, Mr. Ernst sent a request for approval of two days’ vacation (during August 29 to September 2, 2008). Mr. Ernst sent the request to John Gammage (another a vice-president at Destiny) by e-mail and said:

Hi John

Since I am to provide you stuff while Steve is away, please see attached vacation request form. This is so I can move so I need to take 2 days off at the end of August.

Please approve.

Thank you

A “request for vacation” form, dated August 13, 2008, is attached.

[83] Mr. Ernst, of course, knew that Mr. Vestergaard was away. Based on what Mr. Vestergaard had communicated to him – that he had not told anyone about Mr. Ernst’s moving to Mexico – Mr. Ernst must have expected that Mr. Gammage was unaware of the contents of those communications, and was unaware that the “move” was in fact to Mexico, which Mr. Vestergaard had told him was unacceptable. However, Mr. Ernst’s message disclosed only that he was moving. In the circumstances, the message was deceptive.

[84] Mr. Gammage responded on August 18, 2008, approving the dates. Mr. Ernst then sent another e-mail to Mr. Gammage, which said:

Thank you John. I appreciate your help and understanding.

I wanted to just let you know that this is the first time I have not had issues when asking for my vacation days off. In the past, it has always been a very difficult time in getting time off that I have asked for and entitled to as per my contract. . . .

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Mr. Ernst displayed a strong sense of personal entitlement, but a disturbing lack of candour.

[85] I think it most unlikely that Mr. Vestergaard would have approved Mr. Ernst’s vacation request in the circumstances, and I infer that Mr. Ernst deliberately waited until he knew that Mr. Vestergaard was away to submit the request. I also think it quite unlikely that Mr. Gammage would have approved the request, without making further inquiries or waiting for Mr. Vestergaard’s return, had Mr. Ernst informed him that the “move” was to Mexico.

[86] By August 20, 2008, Mr. Vestergaard had returned to the office. Mr. Ernst had still not responded to Mr. Vestergaard’s lengthy e-mail of August 13, or provided any kind of a proposal. That morning, Mr. Vestergaard sent an e-mail to Mr. Ernst, which said:

I’m back and haven’t checked my emails yet. If you haven’t responded, can you send me a proposal I can share with the directors and Bryant Park? . . .

[87] Mr. Ernst sent an e-mail back, saying:

I am going to respond and will have that to you this evening. Your email is very lengthy and hurtful. . . .

[88] Mr. Vestergaard responded, just before Noon (underlining added):

The e-mail wasn’t intended to be hurtful. You blindsided us with your news – who gives less than three weeks notice for that kind of change? Why did you mislead us about the reasons for your last two holidays to Mexico? What’s happening with your cell phones, etc. Why did you decide it wasn’t important to involve us in such a large change? There are a large number of issues that don’t seem to be addressed.

Anyway, I’d like something formal I can take to the directors as I haven’t broke the news to them yet.

[89] Mr. Ernst wrote back (underlining added):

I will provide a respond [sic] tonight but it is hard not to take it hurtful when there are many accusations and blaming.

Vacations are private and personal.

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I tried to explain why to you and will do so in my response.

My work number will remain the same as it is today My cell phone will be forwarded from Canada to Mexico and will not incur any additional charges for the personal [sic] calling.

You can take my email response to your email to the directors.

[90] Mr. Ernst’s response is contained in a very lengthy e-mail dated August 21, 2008. He began by describing the reasons for the move and explaining the short notice (underlining added):

I apologize for the short notice and certainly have tried to minimize any impact this might have for the company. This is why I waited to tell you to make sure that nothing would be affected.

My wife and I didn’t have any final decisions about what our house in Cabo would be (there were options of having it as a vacation place and renting it out when we weren’t there). It wasn’t until most recently when I got back from Cabo that I knew that our phone and internet was in place and that everything could be moved over seamlessly. And therefore our dream could become a reality. I wanted to share things with you several times before and felt nervous about it and since I did not have all the answers prior, I was not sure how to answer any questions that might come up. I now have the answers I can provide you. That is why I told you when I did. Maybe it was a mistake to wait this long but I needed to be sure we could actually have everything in place and if we talked about it previous to this, we felt it may not become real. . . .

. . .

I can understand how you may feel that there could be some impact on the company and I want you to know that I have put the necessary research into place in order to ensure that the phone and internet is in place in order to do my job effectively and seamlessly. Again, I needed to ensure that all was in working order before I expressed this move to you.

Yes there was talk with moving to Vancouver but nothing was ever confirmed.

. . .

There are no other issues here other than our dreams. No criminal activity, no health reasons and no reason to leave the country.

. . . My mother, yes that is an issue. She has not been healthy and has had several serious issues. I spoke to her and her husband in great detail about the idea of moving. She wants us to live our dreams and not to let her hold us back. She is sad by us leaving but at the same time very happy for us. They have contemplated a move down there [sic] as well but have not made their minds up as yet.

. . .

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I do believe that I can work from Cabo. I know that the facilities are in place to do so. Also, I work from home now and so working from home there should not have any impact.

[91] However, Mr. Ernst’s explanation is quite different from the explanation he gave at trial. In his e-mail, Mr. Ernst says nothing about the plan to buy his mother’s house and move in with her and her husband. He says nothing about a sudden and unexpected collapse of that plan, after he and his wife had sold their house. In my view, his explanation to Mr. Vestergaard – that “our dream could become a reality,” and “there are no other issues here other than our dreams” – is inconsistent with his evidence at trial, the implication of which was that the move to Mexico was conceived to avoid the sudden prospect of being left homeless, and was made out of necessity, not to fulfill a dream. Mr. Ernst in fact mentions his mother in his e-mail to Mr. Vestergaard, but as part of the explanation that the move is all about he and his wife fulfilling their dreams, and says that he discussed the idea of moving “in great detail” with her. Either Mr. Ernst was not truthful to his boss, or he was not truthful when testifying at trial.

[92] I have concluded that the explanation Mr. Ernst set out in his e-mail to Mr. Vestergaard – that the move was fulfillment of a dream – was probably the truth, and (unlike the story Mr. Ernst told at trial) the move was not the result of a sudden change in plans that threatened to leave Mr. Ernst and his family homeless. Given Mr. Ernst’s pattern and history of disclosing personal information, I cannot think of any reasonable explanation for why he would tell Mr. Vestergaard the move was about his and his wife’s dreams becoming a reality if that was not true. The other explanation, which Mr. Ernst related at trial, had a better chance of generating sympathy and understanding from his boss than the one Mr. Ernst in fact related to Mr. Vestergaard. Despite that, Mr. Ernst did not mention it at all in his e-mail to Mr. Vestergaard.

[93] In a lengthy section (covering about two printed pages, single-spaced), Mr. Ernst provided his perspective on and response to Mr. Vestergaard’s criticisms of Mr. Ernst’s job performance. In response to Mr. Vestergaard’s comment that he was

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distracted with the stresses in his life, Mr. Ernst said that he was “working harder than ever,” and that he “put my heart and soul into what I do and work very hard.”

[94] The “Issues with Mexico” raised by Mr. Vestergaard, were, essentially, all non-issues from Mr. Ernst’s perspective. Under the heading “Proposal,” Mr. Ernst wrote (underlining added):

I have not resigned and my agreement states to work from home. It does not state anything regarding country restrictions. My role will stay the same and I will continue to do my job and that is not an issue here.

There is no proposal to present. I will do the same, as it has been outlined in my agreement. Nothing changes. Writing something that where you want me to change my role or compensation is not something I [am] willing to do. My responsibilities continue to the staff the same as they have been and outlined in my agreement.

. . .

I have outlined here what this journey to Mexico looks like and have put the steps in place to make sure the transition is without [sic] as little problems as possible. I am not sure what more I can provide.

We are going to give ourselves the next 6 months to find out what it feels [sic] to live in Cabo. If we feel there are issues that affect my family, and me, then we will return to Canada.

. . .

[95] Mr. Vestergaard testified that when he received Mr. Ernst’s response, he realized it would be a long shot to find a role for Mr. Ernst, and he was pessimistic. Mr. Vestergaard said that, from his perspective, Mr. Ernst had resigned. According to Mr. Vestergaard, Destiny started pruning back Mr. Ernst’s role with the company and his responsibilities. However, since Mr. Ernst had been the face for Destiny and Play MPE with the record companies, and Destiny was trying to finalize a contract with Warner, it would have been disastrous for Destiny to terminate Mr. Ernst right away. Mr. Ernst started to complain that he was being left out.

[96] By the beginning of September 2008, Mr. Ernst and his family were living in Cabo.

[97] During September, Mr. Vestergaard, Mr. Vandenberg and Mr. Ernst exchanged e-mail messages concerning Mr. Ernst working from Mexico. It was

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doubtful that Mr. Ernst’s visa even permitted him to work in Mexico legally. Both Mr. Vestergaard and Mr. Vandenberg expressed concern to Mr. Ernst about potential risks for Destiny. Mr. Ernst in essence asserted that, based on advice he received from Mr. McIntosh, that there was nothing to worry about. Mr. Vestergaard and Mr. Vandenberg both communicated directly with Mr. McIntosh, in an attempt to clarify the situation. However, the advice from Mr. McIntosh, that Mr. Ernst would still be considered a factual resident of Canada for tax purposes, was based at least in part on the premise that Mr. Ernst was maintaining significant residential and social ties to Canada. Neither Mr. Vestergaard nor Mr. Vandenberg was ever satisfied that this premise was correct, and they did not believe what Mr. Ernst was telling them.

[98] Before all of Mr. Vestergaard’s and Mr. Vandenberg’s questions concerning the tax implications of Mr. Ernst’s move had been answered, Mr. McIntosh went away on vacation, and, according to Mr. Ernst, was unreachable. This increased Mr. Vestergaard’s and Mr. Vandenberg’s frustration in dealing with Mr. Ernst’s situation. In one of his e-mail messages to Mr. Vestergaard on September 16, Mr. Ernst indicated that he could not understand why there were still issues. In his reply, Mr. Vestergaard said:

Dean, I don’t have time for this. This is really not my problem. This is something you need to get advice on that we can rely on. You should have got this all figured out before moving.

[99] In another message Mr. Ernst and Mr. Vestergaard exchanged on September 16, Mr. Ernst said concerning his Canadian residence: “I sold our house in Chestermere but have moved in with my Mother at her home in Chestermere. The address Destiny has currently, is that of my new residence in Chestermere.” However, based on Mr. Ernst’s evidence at trial, he and his wife had determined they could not live with Mr. Ernst’s mother and step-father. At best, his mother’s residence was Mr. Ernst’s residence in name only; it was not in fact his residence.

[100] In October 2008, Destiny was taking the final steps to conclude the contract with Warner. This was a very important piece of business for Destiny. On October 6, Mr. Ernst e-mailed Mr. Vestergaard, Mr. Vandenberg and others at Destiny to say

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that he was off sick. On October 10, Mr. Ernst sent an e-mail to Mr. Vestergaard requesting the afternoon off to get prepared for an approaching hurricane. Mr. Vestergaard responded that “I guess you have no choice!” An e-mail exchange the following week with the outside attorneys for Warner concerning the draft contract did not include Mr. Ernst.

[101] While he was awaiting better and more reliable advice about Mr. Ernst’s tax situation, Mr. Vestergaard made arrangements to wire funds to Mr. Ernst’s bank account in Chestermere. The sum, $22,600, was equivalent to two months’ salary (September and October) net of tax, which Destiny withheld. There was no evidence at trial that Mr. Ernst had filed a Canadian tax return for 2008, and no evidence that he paid income tax on income withheld by Destiny.

[102] The working relationship between Mr. Vestergaard and Mr. Ernst, and Mr. Vandenberg and Mr. Ernst, continued to deteriorate. Mr. Ernst perceived that Mr. Vandenberg was taking over his job, and complained to Mr. Vestergaard about it in an e-mail dated October 20. I think that Mr. Ernst’s perception was accurate, and that Mr. Vestergaard had concluded that once the Warner contract had been signed, it would be safe to terminate Mr. Ernst.

[103] The Warner contract was signed November 25, 2008.

[104] On November 28, 2008, Mr. Vestergaard terminated Mr. Ernst’s employment, effective immediately. In an e-mail dated November 28, Mr. Vestergaard wrote:

You and I have worked together so long that I consider you a friend. Unfortunately, as per our telephone conversation today, we are terminating our employment arrangement with you effective today. As I said in my email from August 13th, it was always a requirement that you be willing to move to Vancouver, but we accommodated your Calgary residence, extended vacation and assisted with job responsibilities because of perceived family issues. The expectation was that when those were sorted out, you would come to Vancouver.

You never approached us to see whether it was acceptable to leave the country and your sudden move impacted us negatively. . . .

We’ve continued with you for ninety days, but it is clear that it isn’t possible to perform executive level duties from another country. In addition, we’re not

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willing to expose the company to liabilities associated with potential Mexican income and withholding taxes and work visas.

We appreciate the contribution you’ve made to Destiny and want this to be as amicable and friendly as is possible given the circumstances. You have more stock options in Destiny than any other employee Normally, options would expire on termination, but we are willing to extend yours for three full years. In addition, we are prepared to give you two months severance to help fund your transition to a new position. We’re also willing to provide a letter of reference for your next position.

I wish you had not made the decision to leave the country without working things out with us ahead of time, but unfortunately, you’ve left us but [sic] no choice but to part ways.

I wish you the best and welcome the opportunity to talk next week once you’ve had time to think.

[105] Attached to the e-mail is a termination letter, terminating Mr. Ernst’s employment effective November 30, 2008. The letter set out Destiny’s terms concerning the termination, for acceptance by Mr. Ernst. Those terms included Mr. Ernst giving Destiny a full release, in exchange for Destiny’s agreement to, among other things: (a) extend Mr. Ernst’s options to November 30, 2011; (b) permit him to keep two computers; and (c) pay him severance of $27,508 (among other consideration). In calculating the severance, Destiny deducted a “Vacation Deficit” of $3,506.

[106] Mr. Ernst did not accept Destiny’s terms. Since Mr. Ernst rejected Destiny’s offer, the options were not extended. This is fatal to Mr. Ernst’s claim in this action in respect of the stock options.

[107] However, Mr. Ernst had been employed by Destiny, and continued to work for it, until termination on November 30, and there was no evidence that Destiny paid him for November 2008.

[108] When he was terminated, Mr. Ernst was receiving annual compensation of $145,173, including a salary of $127,625 and a pro-rated bonus (payable under the bonus provisions of the Employment Contract when the EMI contract was signed) of $10,000.

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[109] According to Mr. Ernst, after Destiny terminated him, he struggled to find employment. He started looking in the music industry. He reached out to some friends. He posted his resume on-line. One of his brothers was working for a company called “eXfuse,” which did multi-level marketing. He became an independent distributor, and, beginning in January 2009 through to November 2009, was paid commissions. Some months, the commissions were extremely modest, for example $27.05. The exact nature of the work Mr. Ernst was doing for eXfuse is unclear.

[110] In May 2009, Mr. Ernst was hired by Yangaroo (Destiny’s competitor) to work a few days a month as a consultant, earning $2,500 per month. Mr. Ernst testified he worked for Yangaroo until November 2009. He has had no other paid employment comparable to his position with Destiny. He and his family continue to live in Cabo, and they have never moved back to Canada. Mr. Ernst explained that they were unable to afford to move back because he had no employment income, and they could not sell their place in Cabo.

[111] While he was employed, Destiny paid Mr. Ernst a total of $5,599.70 to reimburse him for expenses he incurred buying office equipment and software. The equipment included a Dell laptop computer, two Dell monitors and two Lexmark printers, all purchased around January 2007, and an Apple computer purchased around October 2007. Mr. Ernst says that he kept everything except for one of the monitors and one of the printers. Destiny claims as damages the original value of the equipment and software not returned.

Discussion

[112] Before turning to discuss the issues I described in the Introduction, I will set out my conclusions concerning credibility of the witnesses.

(a) Credibility

[113] Although Mr. Ernst asserts that the Employment Contract allowed him to move to Mexico and therefore Destiny had no cause to dismiss him, credibility is still

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an important issue in this case. There are two different versions of a key event: Mr. Ernst and Mr. Vestergaard’s telephone conversation on August 8, 2008. Destiny relies on Mr. Vestergaard’s evidence concerning what he told Mr. Ernst – that the move to Mexico was unacceptable – to argue that Mr. Ernst was insubordinate and there was cause to dismiss him. Destiny also relies on dishonesty, particularly in relation to events after the May 2008 long weekend, as cause to dismiss Mr. Ernst. Mr. Ernst denies such misconduct.

[114] Credibility involves an assessment of the trustworthiness of a witness’s testimony based upon the veracity or sincerity of a witness and the accuracy of the evidence that the witness provides. The art of assessment involves examination of various factors such as: the ability and opportunity to observe events; the firmness of the witness’s memory; the ability to resist the influence of interest to modify his recollection; whether the witness’s evidence harmonizes with independent evidence that has been accepted; whether the witness changes his testimony during direct and cross-examination; whether the witness’ testimony seems unreasonable, impossible, or unlikely; whether a witness has a motive to lie; and the demeanour of a witness generally. See Bradshaw v. Stenner, 2010 BCSC 1398, at para. 186 and Faryna v. Chorny, [1952] 2 D.L.R. 354 (B.C.C.A.).

[115] During his examination in chief, Mr. Ernst was clear and matter-of-fact in giving his evidence. He was able to recall details concerning his employment history even though some of these events occurred years ago. This changed during cross-examination. Mr. Ernst was argumentative and evasive. He was also forgetful. He was unable, for example, to recall whether his brother died in 2007 or 2008, although he had used his brother’s death to secure leniency and sympathy from his employer in connection with his vacation request in February 2008. Mr. Ernst gave two different, and inconsistent, explanations for the move to Mexico: one in his lengthy e-mail to Mr. Vestergaard, in circumstances where his job is in very serious jeopardy; and one at trial. I concluded he has not produced relevant contemporaneous documents because they would not support either his description of events to Destiny or his oral evidence at trial concerning events in May 2008.

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Moreover, Mr. Ernst demonstrated in his dealings with Destiny that he is prepared to hide or shade the truth when he perceives it to be to his advantage.

[116] All of this has led me to be very cautious in relying on Mr. Ernst’s evidence, unless it is supported by other credible evidence. I have concluded that Mr. Ernst’s evidence, where it conflicts with Mr. Vestergaard’s and Mr. Vandenberg’s testimony, is neither credible nor reliable, and where there is a conflict, I prefer the evidence of Mr. Vestergaard and Mr. Vandenberg. In particular, I prefer Mr. Vestergaard’s evidence concerning his telephone discussion with Mr. Ernst on August 8, 2008, over Mr. Ernst’s evidence.

(b) Termination for Cause

(i) Basic principles

[117] The basic principles applicable where an employer asserts it has terminated an employee for cause are not in dispute.

[118] If an employee has been guilty of serious misconduct, habitual neglect of duty, incompetence, or conduct incompatible with his duties or prejudicial to the employer’s business, or if he has been guilty of willful disobedience to the employer’s orders in a matter of substance, the law recognizes the employer's right summarily to dismiss the delinquent employee: Port Arthur Shipbuilding Co. v. Arthurs, [1967] 2 O.R. 49, 62 D.L.R. (2d) 342 at 348 (C.A.), rev’d on other grounds [1969] S.C.R. 85.

[119] The analysis of whether an employee’s conduct is such as to warrant dismissal requires an analysis of the particular circumstances surrounding the employee’s behaviour. Factors such as the nature and degree of the misconduct, and whether it violates the “essential conditions” of the employment contract or breaches an employer’s faith in an employee must be considered in drawing conclusions concerning the existence of just cause for termination. See McKinley v. BC Tel, 2001 SCC 38, [2001] 2 S.C.R. 161, at para. 39.

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[120] A finding of misconduct – for example, dishonesty – does not, by itself, give rise to just cause. Rather, the question to be addressed is whether, in context, the behaviour was such that the employment relationship could no longer viably exist. The test is whether the employee’s dishonesty gave rise to a breakdown in the employment relationship. That test can be expressed in different ways. For example, it could be said that just cause exists where the dishonesty violates an essential condition of the employment contract, breaches the faith inherent to the work relationship, or is fundamentally or directly inconsistent with the employee’s obligation to his or her employer. See McKinley, at para. 48. Just cause can only be determined through an inquiry into: (a) whether the evidence demonstrated employee misconduct; and (b) whether, in the circumstances such misconduct justified the employee’s termination without notice. See McKinley, at paras. 35 and 49.

[121] Disobedience may constitute cause: see Laws v. London Chronicle (Indicator Newspapers) Ltd., [1959] 2 All E.R. 285 (C.A.), at pp. 287-288. Moreover, the employer has the right to determine how its business shall be conducted. As Southin J.A. wrote in Stein v. British Columbia (Housing Management Commission) (1992), 65 B.C.L.R. (2d) 181 (C.A.), at pp. 185-186:

He may lay down any procedures he thinks advisable so long as they are neither contrary to law nor dishonest nor dangerous to the health of the employees and are within the ambit of the job for which any particular employee was hired. It is not for the employee nor for the court to consider the wisdom of the procedures. The employer is the boss and it is an essential implied term of every employment contract that, subject to the limitations I have expressed, the employee must obey the orders given to him.

       It is not an answer for the employee to say: "I know you have laid down a rule about this, that or the other, but I did not think that it was important so I ignored it."

       But it may be an answer, on the question of whether disobedience is repudiatory, that the employer so conducted himself that the reasonable man would conclude, and the employee did, in fact, conclude, that the employer considered the rule of little or no importance. For instance, if an employer had a rule that equipment was to be covered at the end of the day and the rule was ignored by the employees to the knowledge of the employer, he

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could hardly come to work one morning and discharge the lot for failing to obey the rule.

[122] Nevertheless, as Saunders J.A. pointed out in Panton v. Everywomen’s Health Centre Society (1988), 2000 BCCA 621, 82 B.C.L.R. (3d) 364, at para. 33:

[33] In order for disobedience to constitute cause, the direction disobeyed must be clear and lawful, and the act of disobedience willful and one of substance. Mr. Justice MacKinnon accurately described disobedience as cause in Heyes v. First City Trust Co., (4 December 1981), Vancouver C812809 (B.C.S.C.), 12 A.C.W.S. (2d) 105, at p.9:

Wilful disobedience is, of course, a ground upon which an employer may dismiss without notice. In order to justify the dismissal on those grounds there is an onus upon the defendant to establish there were acts willfully carried out by the employee in defiance of clear and unequivocal instructions of a superior or refusal to carry out policies or procedures well known by the employee as being necessary in the fulfillment of the employer’s objectives.

[123] The employee’s conduct is to be judged, not by the employer’s – or, indeed, the employee’s – opinion, but objectively: Kokilev v. Picquic Tool Company Inc., 2010 BCSC 1412, at para. 143

[124] The burden of proving that the employer had just cause to dismiss the employee rests with the employer.

[125] Provided good grounds for dismissal existed in fact, it is immaterial whether or not they were known to the employer at the time of the dismissal. Justification of dismissal can be shown by proof of facts learned after the dismissal, or on grounds differing from those alleged at the time: Lake Ontario Portland Cement Co. Ltd. v. Groner, [1961] S.C.R. 553, at pp. 563-564.

[126] Even if just cause exists, the employer’s failure to take action may amount to condonation. However, the employer is allowed a reasonable period of time to decide what to do. Condonation is explained in the frequently-cited passage from McIntyre v. Hockin (1889), 16 O.A.R. 498, at pp. 501-502:

When an employer becomes aware of misconduct on the part of his servant, sufficient to justify dismissal, he may adopt either of two courses. He may

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dismiss, or he may overlook the fault. But he cannot retain the servant in his employment, and afterwards at any distance of time turn him away. If he retains the servant in his employment for any considerable time after discovering his fault, that is condonation, and he cannot afterwards dismiss for that fault without anything new. No doubt the employer ought to have a reasonable time to determine what to do, to consider whether he will dismiss or not, or to look for another servant. So, also, he must have full knowledge of the nature and extent of the fault, for he cannot forgive or condone matters of which he is not fully informed. Further, condonation is subject to an implied condition of future good conduct, and whenever any new misconduct occurs, the old offences may be invoked and may be put in the scale, against the offender as cause for dismissal.

See also Jalan v. Inst. of Indigenous Government, 2005 BCSC 590, at paras. 73-74 and Kokilev, at para. 161.

(ii) Did Destiny have cause to terminate Mr. Ernst?

[127] Here, Destiny asserts that it had cause to fire Mr. Ernst without notice because:

(a)

he unilaterally decided to relocate his place of work to Cabo San Lucas, Mexico, with negligible notice, and despite Destiny’s insistence that he not do so. Thus, he wilfully disobeyed Destiny’s reasonable orders, and failed to act in Destiny’s best interests; and

(b)

in May 2008, after the Victoria Day holiday, he lied about his reasons for being absent from work, falsely claiming he was sick. Thus, he breached his duties of good faith and honesty and revealed a character that undermined and seriously impaired the essential trust and confidence Destiny was entitled to place in him.

[128] Destiny’s argument that, by moving to Mexico, Mr. Ernst repudiated the Employment Contract is premised on what it says is the proper interpretation of that Contract. Destiny says that, by the terms of the Employment Contract, the parties intended that, while Mr. Ernst was permitted initially to work from his home in Chestermere, Alberta, Destiny would eventually require him to relocate to Destiny’s offices in Vancouver. It says that “home” must be interpreted to mean Mr. Ernst’s

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home at the time the Contract was made, and not wherever in the world Mr. Ernst might later choose to have a home. Implicit in this argument is the proposition that Destiny, as the employer, has the right to determine the location where the employee will carry out his work for the company.

[129] Mr. Ernst says, essentially, that the Employment Contract, properly construed, did not place any constraints on his work location. In particular, it did not require him to relocate to Vancouver, and it permitted him to work from “home,” wherever that might be. Beginning in September 2008, “home” was in Mexico, and, according to Mr. Ernst, he did not repudiate his Employment Contract by moving there. In effect, Mr. Ernst’s position is that, under the Employment Contract, Destiny had no power or right to stop him from establishing his “home,” and therefore his place of work, wherever he wished.

[130] Again, there is no dispute about the applicable principles concerning the interpretation of written agreements. The goal is to discover, objectively, the parties’ intention at the time the contract was made. The most significant tool is the language of the agreement itself. This language must be read in the context of the surrounding circumstances prevalent at the time of contracting. Only when the words, viewed objectively, bear two or more reasonable interpretations, may the court consider other matters such as the post-contracting conduct of the parties: see Gilchrist v. Western Star Trucks Inc., 2000 BCCA 70, 73 B.C.L.R. (3d) 102, at para. 17. In interpreting a contract, a court must determine the intention of the parties from the words of the contract and not interpret the words of the contract based on the intentions of the parties: see Group Eight Investments Ltd. v. Taddei, 2005 BCCA 489, 47 B.C.L.R. (4th) 278, at para. 19; and Brumby v. Northern Savings Credit Union, 2007 BCSC 325, at para. 16.

[131] In support of their respective arguments concerning the proper interpretation of the Employment Contract, both parties rely on the exchange of correspondence in January 2007, where there is discussion about Mr. Ernst moving to Vancouver, and the oral evidence at trial concerning those discussions and negotiations. Both

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parties assert that I can consider all of this in interpreting the Employment Contract because it is part of the “factual matrix.”

[132] I do not agree. In my view, this is the type of material that should not be considered when the task at hand is to construe a written agreement, and it does not fall within the ambit of the factual matrix. The reasons for excluding such material are described in Prenn v. Simmonds, [1971] 3 All E.R. 237 (H.L.), at pp. 240-241:

The reason for not admitting evidence of these exchanges is not a technical one or even mainly one of convenience It is simply that such evidence is unhelpful. By the nature of things, where negotiations are difficult, the parties' positions, with each passing letter, are changing and until the final agreement, although converging, still divergent. It is only the final document which records a consensus. If the previous documents use different expressions, how does construction of those expressions, itself a doubtful process, help on the construction of the contractual words? If the same expressions are used, nothing is gained by looking back; indeed, something may be lost since the relevant surrounding circumstances may be different. And at this stage there is no consensus of the parties to appeal to. It may be said that previous documents may be looked at to explain the aims of the parties. In a limited sense this is true; the commercial, or business object, of the transaction, objectively ascertained, may be a surrounding fact. And if it can be shown that one interpretation completely frustrates that object, to the extent of rendering the contract futile, that may be a strong argument for an alternative inter-pretation, if that can reasonably be found. But beyond that it may be difficult to go; it may be a matter of degree, or of judgment, how far one interpretation, or another, gives effect to a common intention; the parties, indeed, may be pursuing that intention with differing emphasis, and hoping to achieve it to an extent which may differ, and in different ways. The words used may, and often do, represent a formula which means different things to each side, yet may be accepted because that is the only way to get 'agreement' and in the hope that disputes will not arise. The only course then can be to try to ascertain the 'natural' meaning. Far more, and indeed totally, dangerous is it to admit evidence of one party’s objective – even if this is known to the other party. However strongly pursued this may be, the other party may only be willing to give it partial recognition, and in a world of give and take, men often have to be satisfied with less than what they want.

[133] The words of the contract must not be overwhelmed by a contextual analysis, otherwise there is little point in writing things down. No certainty could be achieved in choosing words to express a bargain. Contract disputes would have to be resolved by lengthy inquiries into what was fair in light of what happened before, during and after the making of a contract. See Black Swan Gold Mines Ltd. v.

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Goldbelt Resources Ltd. (1996), 25 B.C.L.R. (3d) 285 (C.A.), at para. 19; and Glaswegian Enterprises Inc. v. BC Tel Mobility Cellular Inc. (1997), 49 B.C.L.R. (3d) 317 (C.A.), at para. 19.

[134] At the time the Employment Contract was made, Mr. Ernst was living in Chestermere, Alberta, while Destiny’s head offices were in Vancouver. These facts were known to both parties and are part of the factual matrix. Mr. Ernst was being hired as Destiny’s employee. This is also part of the factual matrix. With respect to Mr. Ernst’s place of work, the Employment Agreement provided that “It is anticipated that you will initially work out of your own home” (underlining added). It provides further that if “it is required for you and your family to relocate to Vancouver” – in other words, if the employer requires this – then Mr. Ernst will be reimbursed reasonable expenses. If the employer requires the move, Mr. Ernst does not have the right to bargain with Destiny over whether he will relocate or not. Moreover, under the Employment Agreement, Mr. Ernst’s salary includes an annual increase of no less than the cost of living in his province of residence.

[135] In my view, the words of the Employment Contract reflect the intention that Mr. Ernst working out of his own home would be temporary (“you will initially”), and that Destiny, as the employer, retained the power to determine the location of work. Mr. Ernst’s interpretation of the Employment Contract, whereby he had the power to determine where he would work and the freedom to decide wherever in the world he wished that to be, is, in my view, inconsistent with the words of the Employment Contract and the intention of the parties reflected therein. Moreover, in view of the salary adjustment based on the cost of living index in Mr. Ernst’s “province of residence,” I think that the only reasonable interpretation is that Mr. Ernst would be working from home either in Alberta (his province of residence at the time the contract was made) or would be working in B.C. (where Destiny’s head office was located), but in any event would be working at a location in Canada. Based on the words in the Employment Contract, the parties did not intend that Mr. Ernst would be working from a location outside Canada.

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[136] The result is that, when Mr. Ernst moved to Mexico, he breached the Employment Contract. Moreover, instead of accepting Mr. Vestergaard’s directive that the move was unacceptable to Destiny, Mr. Ernst sought to justify his conduct and argued with Mr. Vestergaard when he raised concerns about how Mr. Ernst’s move affected or could affect Destiny. On three occasions, Mr. Vestergaard requested a proposal from Mr. Ernst; Mr. Ernst flatly refused to provide it, saying “There is no proposal to present.” It was not up to Mr. Ernst to decide, unilaterally, whether he could fulfill his duties and responsibilities satisfactorily from Mexico. Rather, that was Destiny’s decision to make. Destiny decided it was unacceptable, and Mr. Vestergaard communicated that decision to Mr. Ernst on August 8, 2008.

[137] I conclude that Mr. Ernst’s unilateral move to Mexico, and his failure to accept Mr. Vestergaard’s directive that the move was unacceptable to Destiny, gave Destiny cause to terminate Mr. Ernst.

[138] Mr. Ernst argues that, by waiting until November 28, 2008 to terminate his employment, Destiny waited too long and therefore condoned any misconduct on his part in relation to the move to Mexico. I do not agree.

[139] The Employment Contract itself requires the parties to work in good faith with each other in the event of an outstanding issue or dispute. Although it had a clear business motive (the pending contract with Warner) not to terminate Mr. Ernst immediately in August, I find that Destiny’s conduct in taking some time to explore with Mr. Ernst whether something could be worked out, despite his move to Mexico, is consistent with the obligation set out in the Employment Contract and does not amount to condonation. Destiny was in any event entitled to a reasonable period of time to assess the effect of Mr. Ernst’s conduct, and I conclude that in the circumstances, the time taken (about three and a half months) was not unreasonable.

[140] I find further that Mr. Ernst falsely claimed sick leave in May 2008. He intentionally did not mention in his communications with Mr. Vestergaard that he was in Mexico (not Chestermere). His communications, on their face, implied that he

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was at home, sick and unable to work, not on vacation in Mexico. Mr. Ernst’s story about being sick is not credible.

[141] While Mr. Vestergaard testified that Mr. Ernst most likely would have been terminated had he called in sick when he was not, McKinley makes it plain that this is not conclusive. However, Mr. Ernst’s conduct in May 2008 is part of the pattern I noted above. Mr. Ernst was not honest with Mr. Vestergaard in securing vacation time in March 2008. He was not honest with Mr. Gammage when requesting more vacation time in August, which he must have known Mr. Vestergaard would have refused. In context, Mr. Ernst’s conduct was simply not in accordance with the standard Destiny was entitled to expect from a senior executive of the company, and struck at the faith inherent in the work relationship. Given that, at the time, Mr. Ernst was continuing to work from Alberta, while his boss was in Vancouver, it was particularly important that the faith and trust inherent in the employer-employee relationship be respected, honoured and preserved. Mr. Ernst did not do that.

[142] I therefore find that, in all of the circumstances, Mr. Ernst breached his duties of good faith and honesty, and revealed a character that undermined and seriously impaired the essential trust and confidence Destiny was entitled to place in him. Accordingly, Destiny had just cause to terminate his employment, arising out of the false claim of sick leave. Since Destiny did not know of Mr. Ernst’s misconduct, there can be no issue concerning condonation in respect of it.

[143] In view of my conclusions concerning Mr. Ernst’s termination, I do not intend to address Mr. Ernst’s claim for severance and other damages.

[144] However, I do not agree with Destiny’s position that, by paying Mr. Ernst $22,600 at the end of October 2008, it had fully discharged its obligations to pay Mr. Ernst’s salary for the period up to his termination effective November 30, 2008. Mr. Ernst continued to be an employee up to that date, and was entitled to be paid his salary until his employment was terminated. I find that, by failing to pay Mr. Ernst, Destiny breached the Employment Contract, and that Mr. Ernst is entitled to damages equivalent to one month’s salary.

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(c) Destiny’s Counterclaim for Damages

[145] Destiny says that it is entitled to be repaid $5,656.12 for what it calls the “negative vacation balance” accrued by Mr. Ernst. It calculates this amount based on Mr. Ernst’s annual vacation entitlement of 20 days under the Employment Contract. Destiny says that, from the time he was hired and up to the end of August 2008, Mr. Ernst took 38 days vacation (not counting days in May 2008 when he claimed to be sick). According to Destiny, Mr. Ernst had taken nine vacation days that he had not yet earned. Destiny’s calculation is based on “daily compensation” of $628.46, arrived at by using Mr. Ernst’s annual compensation (including the dollar value of benefits) divided by Destiny’s assessment of the number of working days (231) in the year.

[146] However, all of Mr. Ernst’s vacation was approved (although some was approved as a result of Mr. Ernst’s failure to disclose all the relevant information). There was no clear policy that, when an employee was terminated or left voluntarily, an employee who had taken approved vacation time would be liable to repay Destiny some amount based on a calculation of the employee’s “daily compensation” multiplied by the number of vacation days not yet fully earned. Nothing to that effect is found in the Employment Contract, for example. I conclude that Destiny has failed to prove that Mr. Ernst had any such liability when his employment was terminated.

[147] Destiny also claims the sum of $5,599.70, which it says is the value of office equipment Mr. Ernst purchased and for which he received reimbursement, but which was not returned by him when he was terminated. Alternatively, if Mr. Ernst’s evidence concerning the equipment returned is accepted, the amount claimed is about $4,870.

[148] In response, Mr. Ernst argues that there is nothing in the Employment Contract requiring him to return such office equipment on termination, that no conversion claim was pleaded and that Destiny has failed to prove damages in the amount claimed.

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[149] With respect to the second point, the failure to plead a conversion claim, the basic facts were pleaded in the counterclaim, and in the prayer for relief, Destiny sought an order either that Mr. Ernst return the money he had received to reimburse him for expenses or, alternatively, an order that Mr. Ernst return the equipment. I think that answers the point sufficiently.

[150] However, I have concluded there is merit in Mr. Ernst’s other two points. The Employment Agreement is silent on what is to happen with equipment on Mr. Ernst’s termination. Perhaps an obligation could be implied, but I am not prepared to do so. Destiny simply asserted that, in 2011, it is entitled to be compensated for the full original value of used computer equipment and software that had been purchased in 2007 and 2008. I have concluded Destiny has not tendered sufficient proof that it has suffered damages in the amount claimed, and, in the absence of better evidence, I can only speculate as to the value of the used equipment, which I am not prepared to do.

[151] Accordingly, Destiny’s claim for damages for conversion is dismissed.

Summary and Disposition

[152] Mr. Ernst’s claim for damages for wrongful dismissal is dismissed. However, Destiny breached the Employment Contract by failing to pay Mr. Ernst’s salary for November 2008, and Mr. Ernst is entitled damages equivalent to one month’s salary.

[153] Destiny’s counterclaim is dismissed.

[154] Unless there are relevant matters about which I am unaware, Destiny, as the party who has been substantially successful, will have its costs (one set of costs) on Scale B. If counsel wish to make submissions on costs, they must contact Trial Scheduling within 21 days of the date of this judgment to schedule a hearing before me for the that purpose.

“Adair J”